EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-147540) on Form S-8 of our report dated February 27, 2008, relating to the consolidated financial statements of MSCI Inc. (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph, in fiscal 2007, concerning the adoption of Statement of Financial Accounting Standards, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” appearing in this Annual Report on Form 10-K of MSCI Inc. for the fiscal year ended November 30, 2007.

New York, New York

February 27, 2008